Exhibit 8.1

July 12, 2012

DCP Midstream Partners, LP

370 17th Street, Suite 2775

Denver, CO 80202

RE:	DCP MIDSTREAM PARTNERS, LP
JULY 12, 2012 REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel to DCP Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) filed with the Commission on July [•], 2012, under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the prospectus (the “Prospectus”) included in the Registration Statement.

In rendering the Opinion (as defined below), we have examined, and relied upon, the following records, certificates, representations, and other documents:

1.	Second Amended and Restated Agreement of Limited Partnership of DCP Midstream Partners, LP dated as of November 1, 2006.

2.	Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of DCP Midstream Partners, LP executed as of April 11, 2008.

3.	Amendment No. 2 to the Second Amended and Restated Agreement of Limited Partnership of DCP Midstream Partners, LP dated effective as of April 1, 2009.

4.	The Prospectus.

5.	Management Representation Letter dated July [•], 2012, from the Partnership to us.

6.	Financial information provided to us by the Partnership.

DCP Midstream Partners, LP July 12, 2012 Page 2

For purposes of rendering the Opinion, as to all factual representations and assumptions, we have relied solely on the above-referenced documents and have not made any independent investigation or audit of the facts set forth therein. We consequently have relied upon the representations in the Management Representation Letter that the factual information presented in such documents or otherwise furnished to us is accurate and complete and have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware of any material facts or circumstances to the contrary to, or inconsistent with, the representations upon which we have relied as described herein or other assumptions set forth herein. The opinion expressed in this letter is strictly limited to the Opinion and no other opinions may be implied. No inference should be drawn on any matter for which we have not specifically given an opinion. This Opinion is provided as a legal opinion only, effective as of the date of this letter, and not as a guaranty or warranty of the matters discussed or referenced herein or as representations of fact.

In connection with the Opinion, we have assumed, with your consent:

1.	That all of the factual representations and statements set forth in the documents (including, without limitation, the Management Representation Letter) that we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms;

2.	The genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, the authenticity of the originals from which any copies were made, that all documents provided to us are in full force and effect in the form provided, and that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

3.	That the Partnership and each of its subsidiaries (including DCP Midstream Operating, LP, a Delaware limited partnership), and its general partner, DCP Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), have been and will continue to be operated in the manner described in the relevant partnership agreement or other organizational documents, the Prospectus, and the Management Representation Letter.

The Discussion, subject to the limitations and assumptions contained herein and therein, except as otherwise noted in the Discussion, and excluding any representations or statements of fact by the Partnership and the General Partner, as to which we express no opinion, constitutes our opinion (the “Opinion”) as to the material federal income tax consequences for purchasers of the securities described in the Registration Statement.

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The Opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations by the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings which are not binding on the IRS, except with respect to the taxpayer that receives such a ruling), all as in effect on the date hereof (collectively, the “Federal Tax Law”). The Federal Tax Law is subject to changes (which may apply retroactively) that might result in material modifications of the Opinion.

The Opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future, as to one or more of the consequences described in the Discussion. In this regard, although we believe that the Opinion will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

We assume no obligation to advise you of any changes in the Opinion or of any new developments in the application or interpretation of the Federal Tax Law subsequent to the date of this letter. The Partnership’s qualification and taxation as a publicly traded partnership that is not taxable as a corporation depends on the Partnership’s ability to meet, on a continuing basis, the various requirements under the Federal Tax Law with regard to, among other things, the sources of its income. We will not review the Partnership’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Partnership or the sources of its income, for any given taxable year, will satisfy the requirements under the Federal Tax Law for qualification and taxation as a publicly traded partnership that is not taxable as a corporation.

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We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

References in this letter to “we” or “us” and in the Prospectus to “tax counsel” means only the attorneys of Holland & Hart LLP who have materially participated in the preparation of the Discussion and this letter. If any statement in the Prospectus or this letter states, or implies, that we have, or have not, taken any particular action, such statement shall be interpreted as referring only to the actions of such attorneys.

Very truly yours,

/s/ HOLLAND & HART LLP